Exhibit 10.8

WUHU HENGLONG

AUTO STEERING SYSTEM CO., LTD

CONTRACT

May, 2006

CONTRACT FOR JOINT VENTURE COMPANY

WUHU HENGLONG AUTO STEERING SYSTEM CO., LTD

Chapter 1	General Principal

In accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment (the “Joint Venture Law”) and other relevant Chinese laws and regulations, WUHU CHERY TECHNOLOGY CO., LTD. and GREAT GENESIS HOLDINGS LIMITED, in accordance with the principle of equality and mutual benefit and through friendly consultations, agree to jointly invest to set up a joint venture enterprise WUHU HENGLONG AUTO STEERING SYSTEM CO., LTD (WHAS or JV) in Wuhu, Anhui , People’s Republic of China.

Chapter 2	Parties to the Joint Venture

Article 2.1        Parties to this contract are as follows:

Wuhu Chery Technology Co., Ltd. (hereinafter referred to as Party A),

registered in Wuhu City, Anhui Province, with its legal address being: ANSHAN ROAD, ECONOMY & TECHNOLOGY DEVELOPMENT ZONE, WUHU CITY, ANHUI PROVINCE 241009 PRC and legal representative: Name: Lei Kan, Position: Chairman of Board, Nationality: German.

Great Genesis Holdings Limited (hereinafter referred to as Party B), registered in Hong Kong, PRC with its legal address being: 6/F WHEELOCK HOUSE 20 PEDDAR STREET CENTRAL HONGKONG. Telephone No: 00852-2526-7572, Fax No: 00852-2526-7572, legal representative: Name: Hanlin Chen, Position: Chairman of Board, Nationality: Chinese.

Chapter 3	Establishment of the Joint Venture Company

Article 3.1        Both Party A and Party B agree to set up a joint venture enterprise,

WUHU HENGLONG AUTO STEERING SYSTEM CO., LTD (hereinafter referred to as WHAS, the Joint Venture or JV). Legal address of the Joint Venture: Economy & Technology Development Zone, Wuhu City, Anhui Province, PRC.

The Joint Venture, upon the approval of the board and the relevant authorities, may establish branch offices in any city of China or any other country or district when it’s necessary.

Article 3.2        The organization form of the JV is a Limited Liability Company. Each party to the joint venture company is liable to the joint venture company within the limit of the capital subscribed by it. The profits, risks and losses of the joint venture company shall be shared by the parties in proportion to their contributions to the registered capital.

Article 3.3        The Joint Venture, a Chinese company, registered in Wuhu City, Anhui Province and its all legitimate management rights are protected by the People’s Republic of China. All the activities of the Joint Venture should abide by the stipulations of the laws, rules and related regulations of the People’s Republic of China and share the preferential conditions and policies as well.

Article 3.4        The Joint Venture shall be established on the Business License Issuance Date of the Joint Venture.

Chapter 4	Purpose, Scope and Scale of Operation

Article 4.1        Business Objectives: To achieve satisfactory financial returns through competitive products in terms of quality and price with advanced technology and equipment.

Article 4.2        Operation Scopes: Development, production and sale of Hydraulic Power Steering System, EPS, EHPS and related products. The operation scopes of the Joint Venture shall be finally ratified by the Industrial and Commercial Administration  Office.

Article 4.3        Production Capacity

4.3.1	The production capacity of the Joint Venture shall be 300,000 units of Automotive Power Steering System and related products per year.

4.3.2	Hydraulic Power Steering System shall be manufactured by Joint Venture particularly for the medium/high end products of Chery.

4.3.3	Within one month from the date the Joint Venture is capable of manufacturing products, Party B shall transfer its production of products supplied to Chery to the Joint Venture.

4.3.4	The Joint Venture should set up R&D center or R&D team for Chery products’ application.

Chapter 5	Total Investment, Registered Capital, Increase Investment, Loans and Debts

Article 5.1        The total investment of the Joint Venture shall be RMB ¥ 50,000,000. The investment shall be paid into two phases as follows: the first payment, that is RMB ¥ 30,000,000, shall be paid in 2006 and the second part of total investment, RMB ¥ 20,000,000 shall be paid in 2007.

Article 5.2        The registered capital of the Joint Venture shall be RMB ¥ 30,000,000.

(a) Party A’s contribution to the registered capital of the Joint Venture shall be RMB ¥ 6,800,000, representing 22.67% of the registered capital of the Joint Venture.

(b) Party B’s contribution to the registered capital of the Joint Venture shall be RMB ¥ 23,200,000, representing 77.33% of the registered capital of the Joint Venture. If Party B paid in foreign currency, the payment shall be exchange to RMB as the published exchange rate by the People’s Bank of China on the issue date of Business Registration Certificate of the Joint Venture.

Article 5.3       Both parties shall simultaneously pay up the registered capital in one time within one month from the effective date of the contract. Before the registered capital wired into the account, the Joint Venture shall not borrow any loans from any banks.

Article 5.4       When either Party has made its contribution to the registered capital of the Joint Venture, a Chinese registered accountant shall verify such contribution and issue a capital contribution verification report in the form required under applicable laws. The Joint Venture shall issue an Investment Certificate to each Party within fifteen (15) days of receipt of such report.

Article 5.5       In case any party to the joint venture intends to assign all or part of its investment subscribed to a third party, written consent shall be obtained from the  other party to the joint venture, and approval from the examination and approval authority shall be required.

If any Party proposes to transfer all or any part of its interest of the Joint Venture, the Party shall notify the other Party in writing of the terms and conditions of the proposed transfer at least thirty (30) days in advance.

If a Party proposes to transfer all or any part of its interest of the Joint Venture to a third party, the other Party shall have a pre-emptive right to purchase such interest.

If the other Party does not exercise its pre-emptive right of purchase within ninety (90) days after delivery of such notice, such other Party shall be deemed to have consented to such transfer.

Neither Party can sell its ownership to the third Party with terms and conditions better than the offer to the other Party to the Joint Venture.

Article 5.6       If the Board of Directors decides to increase the registered capital of the Joint Venture, either Party shall have to right to subscribe the increase in   proportion to their contributions to the registered capital.

If within sixty (60) days of the notice of increase in the registered capital, any Party (“Declining Party”) for any reason declines to contribute all or part of its proportionate share of any required increase, such Declining Party hereby agrees that the other Party shall have the pre-emptive right to contribute to the extent of the increase not subscribed in the registered capital unilaterally. The resulting changes in the Parties’ relative shares of the registered capital shall be approved and registered by the Approval Authority.

Article 5.7   If a guarantee is required for debts of the Joint Venture and both Parties deem they may provide, such guarantee shall be provided by both Parties in proportion to their contributions to the registered capital.

Chapter 6	Sales and Marketing

Article 6.1        Products manufactured by the Joint Venture will be sold primarily in the Chinese market, with the remainder sold overseas.

Article 6.2        The Joint Venture may either export its products directly, or sign sales contracts with Chinese foreign trade companies, entrusting them to be the sales agencies for overseas market.

Article 6.3        The brand used by the Joint Venture shall be approved by the Board and ratified by the China Brand Registration Authority.

Chapter 7	Board of Directors

Article 7.1        The date of registration of the joint venture shall be the date of the establishment of the board of directors of the joint venture.

Article 7.2        The Board shall consist of five directors, of which, two (2) shall be appointed by Party A and three (3) by Party B.  Each director shall be appointed for a term of four (4) years and may serve consecutive terms if re-appointed by the nominating Party. The chairman of the Board shall be appointed by Part B.

If any director on the Board is removed by the nominating Party, a successor shall serve out such director’s term.

When a director served out his or her term or be removed on his or her term by the nominating Party, the Party shall submit a written notice of the new director’s candidate to the Joint Venture within fifteen (15) days.

Article 7.3        Powers of the Board

7.3.1	The Board shall be the highest authority of the Joint Venture and entitled to decide all major issues.

7.3.2

Chairman shall be the legal representative of the Joint Venture. Whenever the Chairman is unable to perform his responsibilities for any reason, the Chairman shall designate another director to perform his responsibilities.

7.3.3

More than two third (2/3) of total number of directors present shall constitute a quorum necessary for the conduct of business at a meeting of the Board. If a Board member is unable to attend a Board meeting, he or she may issue a written proxy and entrust a representative to attend the meeting on his or her behalf.

Article 7.4        The Board meeting shall be held at least once each year. The Chairman shall be responsible for calling on and presiding over Board meetings. Initiated by more than one third (1/3) of directors, the Chairman can call on a temporary board meeting.

When the Board meeting finished, eight copies of approved minutes with all directors’ signatures shall be delivered to the each Party, the Joint Venture and all directors.

The meeting shall be held at the legal address of the Joint Venture or other place designated by the Parties. The Joint Venture shall pay for the expenses of Board meetings.

The Board may invite relevant person to present the meeting of the Board.

The Joint Venture shall not pay any salary to a director who is not in the management team of the Joint Venture.

Article 7.5        The unanimous approval of all directors shall be required in connection with the following issues:

7.5.1	Amendment of the articles of association of the Joint Venture;

7.5.2	Termination or dissolution of the Joint Venture;

7.5.3	Increase, decrease or transfer of the Joint Venture’s registered capital;

7.5.4	Merge, separation or association with other economic organization;

7.5.5	Acquisition of any other enterprise;

7.5.6	Pledge of JV’s assets;

7.5.7	Any other matter requires unanimous approval by the Board.

Article 7.6	The following issues require approval by at least two third (2/3) of Directors present at the meeting:

7.6.1	Middle and long-term plans;

7.6.2	Annual budgets, financial reports and annual report;

7.6.3	Appointment of the General Manager, Deputy General Manager;

7.6.4	Major contracts;

7.6.5	Profit distribution;

7.6.6	Establishment or evacuation of branch or liaison offices in China or overseas;

7.6.7	Material changes of the organization of the Joint Venture;

7.6.8	Single investment or purchase with a value in excess of RMB ¥ 500,000, provided, such investment or purchase is not in operating budget;

7.6.9	Any other matter the Board deems substantial.

Article 7.7 The first Board meeting shall be held at an appropriate time after the Business License issued.

Chapter 8	Operating and Management

Article 8.1.1        General manager shall be responsible for JV’s daily operating and management, under the direction of the Board of Directors.

Article 8.1.2        General Manager for the preparation and construction of the first phase investment shall be appointed by Party B. After the conclusion of the construction, the GM shall be selected and hired by the Board inside and outside the JV. A vice General Manager shall be appointed by Party A. A finance manager shall be appointed by Party B, and an assistant finance manager shall appointed by Party A.

Article 8.2        The responsibility of General Manager is to execute all the resolutions of the Board meeting, organize and guide daily operating activities and management. Vice General Manager is to assist the General Manger. The structure can set a few department managers to be in charge of all departments and handle the matters required by the GM and Vice GM and responsible to the GM and Vice GM.

Article 8.3        The General Manager and Deputy General Manager shall not concurrently serve in other economic organizations and shall not participate in any commercial competition activities of other economic organizations against JV.

The GM, Vice GM, finance manager and assistant finance manager may be removed at any time by resolution of the Board of Directors for his or her malpractice or dereliction of duty.

Chapter 9	Obligations of Both Parties

Party A and Party B shall be respectively responsible for matters related as follows:

Article 9.1        Party A:

9.1.1	Contribute cash pursuant to the Contract;

9.1.2	To assist the JV in premise matters;

9.1.3	To assist the JV to apply for Hi-Tech Enterprise and tax and other preferential treatment;

9.1.4	To assist the JV in customs clearance of the equipment, raw material and parts and their transportation within China;

9.1.5	To assist the JV to purchase equipment, raw material, office stuff and transportation means and communications utilities in the PRC

9.1.6	To assist the JV to complete infrastructure facilities of water, electricity and traffic

9.1.7	Assistance in hiring personnel of Chinese nationality including administrators, technicians, workers and foreign staff needed by the JV;

9.1.8	To assist the foreign staff in handling visa, work certificate and travel formalities.

Article 9.2 Party B:

9.2.1	to contribute cash according to the stipulation of the Contract;

9.2.2	to procure the advanced and applicable machinery and equipment and materials from the international market entrusted by Joint Venture.

9.2.3	to provide the required technical personnel for the installation, adjustment and trial production of the machinery and equipment; and for manufacturing and inspection

9.2.4	to train administrators and technical personnel and workers for the Joint Venture;

9.2.5	to be responsible for stable production upon the designed capacity and production of quality product over the license term;

9.2.6	to help the JV to develop overseas market;

9.2.7	Other matters entrusted by the Joint Venture.

Chapter 10	Labor Management and Composition of Labor Union

Article 10.1      All issues such as recruitment, employment, dismissal, resignation, wages, welfare, labor insurance, labor protection, labor safety and labor discipline shall be handled in accordance with stipulations and provisions of labor and social issuance laws of the People’s Republic of China.

Article 10.2      JV shall sign employment contract with the employees recruited, in accordance with the related laws and regulations stipulated by the State and Wuhu City.

The salaries, social insurance, welfare and standards of traveling allowance of the senior administrators recommended by Party A and Party B, shall be discussed and decided at the Board meeting. The other Employee’s salary, reward and welfare shall be proposed by the general manager by reference to the level of other auto parts JV in Wuhu and approved by the Board.

Article 10.3      The employees of the Joint Venture are authorized to establish the basic labor union and to engage in labor activities according to “the Labor Law of People Republic of China” and “China Labor Union Regulations”. The Joint Venture will provide the essential activity necessities for its labor union.

Chapter 11	Equipment, Raw Material Purchase, Commodity Inspection

Article 11.1      All of the production equipments, vehicles, raw materials, fuel and office supplies and so on which are needed by the Joint Venture may be purchased both in China and overseas at the discretion of the Joint Venture.

Article 11.2      All import equipments, raw materials must be submitted to the Chinese commodity inspection institution for inspection in accordance with “People’s Republic of China Commodity inspection Rule.”

Chapter 12	Financing, Taxing , Auditing and Profit Distribution

Article 12.1      The Joint Venture should pay all the taxes required according to the related laws and stipulations of the People’s Republic of China.

Article 12.2      The staff members of the Joint Venture should pay individual income tax according to Individual Income Tax Law of the People’s Republic of China.

Article 12.3      The fiscal year of the Joint Venture starts from the 1st day of January and ends on the 31st day of December of each year.

Article 12.4      JV shall adopt RMB as the standard bookkeeping currency

Article 12.5      All the accounting certificates, documents, reports and account books should be written in Chinese.

Article 12.6      For accounting and auditing, the Joint Venture should hire accountants and auditors registered in the People’s Republic of China, and report these results to the Board of Directors and the General Manager.

Article 12.7      In case a Party considers it is necessary to employ a foreign auditor registered in another country to undertake annual financial checking and examination, the other Party shall give its consent.  All the expenses thereof shall be borne by such Party.

Article 12.8      Within 90 days of a fiscal year end, General Manager shall submit the previous year’s balance sheet, profit and loss statement and cash flow statement reviewed and signed by a CPA to the Board of Directors for review and approval.

Article 12.9      Profit distribution

JV shall set aside reserve fund, expansion fund of JV and welfare funds and bonuses for employee from the JV’s after-tax profit, the ratio of which shall be determined by the Board. The ratio of reserve fund to the JV’s after-tax profit shall not be lower than 10%.

The distributable profit, which is the profit after above three funds have been allocated, shall be distributed to the Parties in proportion to their contributions to the registered capital.

The profit shall be distributed to the Parties within 30 days after the distribution plan    approved by the Board.

Article 12.10      Current year profits shall not be distributed before losses from previous year have been made up. Undistributed profits of previous year may be carried over to and distributed in current year.

Chapter 13	Management of Foreign Exchange

Article 13.1      All foreign exchange matters of the Joint Venture will follow the regulations of the “People Republic of China exchange Control”.

Chapter 14	Term of the Joint Venture

Article 14.1      The term of this Joint Venture is 15 years, from the date of the business license issued.

Article 14.2      The term of this Contract may be extended with the approval of all parties before the expiration of this agreement.

Chapter 15	Insurance

Article 15.1      Each item of insurance of the Joint Venture shall be sourced from the People’s Insurance Company of China .The insurance category; value and term shall be handled in accordance with the insurance laws and regulations of People’s Republic of China.

Chapter 16

Chapter 17	Amendment, Termination and Dissolution of JV

Article 17.1      The amendment of the contract or its appendices shall come into force only after a written agreement has been signed by both Parties and approved by the original examination and approval authority.

Article 17.2      With the unanimous agreement of the Board of Directors and approval of the original inspection department, the Joint Venture can be terminated prior to the initial term or the contract be terminated in advance if the contract cannot be executed for reason of force majeure or the Joint Venture suffers losses in consecutive years and is incapable of going on with the business for certain reasons.

If one party not execute the obligations stipulated by the contract and the Article of Association, or gravely breach the contract and the Article resulting in the JV unable to operate or unable to achieve the targeted objective in the contract, it shall be considered single-party termination of the contract by the breaching party. Except the right to reclaim penalty from the breaching party, the other party has the right to terminate the contract upon report to and approved by the original approver according to the stipulation in the contract. If the parties agree to continue the operating, the breaching party shall compensate the JV’s losses.

Chapter 18	Liquidation

Article 18.1      If this Contract is terminated for any reason, the Board of Directors shall present liquidation principle, liquidation procedure and establish a Liquidation Committee to liquidate the Joint Venture.

Article 18.1      The Liquidation Committee shall determine the reasonable dispose price of the assets of the Joint Venture by reference to the fair market value.

Article 18.2      After the discharge of all debts of JV, the remaining assets of JV shall be distributed as follows:

Distributions to the Parties to JV shall be in proportion to the capital contribution they subscribe in the registered capital;

Party A shall have the right of first refusal to purchase the fixed assets such as premise, land of JV, pricing at liquidation.

Party B shall have the right of first refusal to purchase cash, equipment, die etc, pricing at the price of liquidation.

Reserve fund and expansion fund shall be distributed to the Parties in proportion to the capital contribution they subscribe in the registered capital; Welfares and bonuses fund shall be distributed to the employees on list.

Article 18.2      After the completion of all liquidation proceedings, the Liquidation Committee shall issue a final report, which shall be approved by the Board of Directors, undertake the cancellation of registration and submit the business license to the original registration authorities. The liquidation accounting books and other documents shall be kept by Party A.

Chapter 19	Obligation of the Party Breaching the Contract

Article 19.1      If either Party fails to contribute the amount of the contribution committed by the time stipulated in Article 5 of the contract, the Party breaching the contract shall pay the JV 0.03% for each day of the total amount of its contribution overdue. Should the Party breaching the contract fail to contribute the amount of capital it committed for 60 days, the Party observing the contract has the right to terminate the contract according to article 19.3 item of contract and demand the Party breaching the contract to compensate for its losses.

Article 19.2      Should the Joint Venture be unable to operate or to achieve the operating objectives thereof due to either Party’s failure to perform the obligations   or its material breach hereof, provided such failure or breach can not be corrected, or such breach has not been corrected within 60 days upon a written notice, the complying Party shall be entitled to damages and terminate the Contract.

Even though the complying Party agrees to continue to operate, the Party in breach shall compensate the losses that the Joint Venture and the complying Party suffered.

Article 19.3      Should all or part of the contract and its appendices unable to be fulfilled owing to the fault of any party, the party in breach shall bear the liability thereof.  Should it be the fault of both parties, they shall bear their respective liabilities according to the actual situation.

Chapter 20	Force Majeure

Article 20.1      As the consequence of force majeure, such as earthquakes, typhoons, floods, fires, wars or other natural calamities, which can not be predicted, or the happening or consequence of which can not be prevented or avoided, and directly affects the execution of the contract, or execution of the contract according to the terms stipulated in the contract, the Party that encounters the force majeure should notify the other Party by cable of the actual situation of the accident, and valid documents to certify the detailed happenings of the accident, and valid documents to certify the reasons of its inability to fulfill or completely fulfill, or the necessity to postpone the fulfillment of the contract , should be submitted to the other Party within 15 days of the accident , and should be certified by the notarization department of the region where the accident took place. Disputes arising out of cases of force majeure shall be resolved through negotiations between the two Parties as to whether to terminate the contract or partially release the obligations of the affected party, or postpone the fulfillment of the contract according to the effect of the accident on the fulfillment of the contract.

Chapter 21	Laws Applicable

Article 21.1      The signing, validity, explanation and implementation of this contract should be governed by the Laws of the People’s Republic of China.

Chapter 22	Dispute Solution

Article 22.1      Should any dispute arise from the contract or relating to the contract, shall be submitted to Chinese International Economic and Trade Arbitration Committee, and be arbitrated according to the valid and current arbitration rule upon the application time, whose decision shall be final and legally binding upon both Parties. Should any dispute arise from the implementation of or relating to the contract, both Parties shall resolve them through friendly negotiations .If the discrepancies cannot be solved by negotiations, they should be submitted for arbitration.

During the process of arbitration, the contract should be executed with no interruption, except for those parts relating to discrepancies under arbitration.

Chapter 23	Language of the Text

Article 23.1      This contract is written in Chinese.

Chapter 24	Validity of the Contract

Article 24.1      The contract and its appendices shall have the same force. All the articles of the contract including its appendixes stipulated under the Contract, are indispensable parts of this contract.

Article 24.2      The contract and its appendices shall come into force commencing from the date of approval of the administration department of the People’s Republic of China.

Article 24.3      Any notices, if sent by fax or email and relating to the rights and obligations of the two Parties, should be notified by written letter later.

Correspondence
Part A: Wuhu Chery Technology Co.,Ltd
Address: Anshan Road, Economy & Technology Development Zone, Wuhu City, Anhui Province, 241009 PRC
Telephone: (86)553-584-0382
Facsimile: (86)553-584-0382

Part B: Great Genesis Holdings Limited
Address: 6/F Wheellock House 20, Peddar Street, Central Hongkong.
Telephone: 00852-2526-7572,
Fax: 00852-2526-7572

Any changes of the statutory address should be notified to the other Party in time and confirmed by written form, the confirm letter has legal effect.

IN WITNESS WHEREOF,  this Contract is signed by the Parties to the Joint Venture on May 2, 2006.

Wuhu Chery Technology Co., Ltd		Great Genesis Holdings Limited

By:	/s/ Kan, Lei	By:	/s/ Hanlin Chen

	Chairman		Chairman